UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2014

RSP PERMIAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36264	90-1022997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3141 Hood Street, Suite 701
Dallas, Texas 75219

(Address of Principal Executive Offices)
(Zip Code)

(214) 252-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 29, 2014, the board of directors (the “Board”) of RSP Permian, Inc. (the “Company”) increased the size of the Board from five to eight members and appointed Ted Collins, Jr., Matthew S. Ramsey and Michael W. Wallace to fill the resulting vacancies.  Messrs. Collins and Wallace were appointed as Class I directors, with terms expiring at the Company’s 2015 annual meeting of stockholders, and Mr. Ramsey was appointed as a Class II director, with a term expiring at the Company’s 2016 annual meeting of stockholders.  In accordance with the Stockholders’ Agreement, dated January 23, 2014, between the Company and the stockholders of the Company named therein, Mr. Collins was appointed to the Board as his own designee, and Mr. Wallace was appointed to the Board as Wallace Family Partnership, LP’s designee. In addition to Mr. Armes, Messrs. Collins, Ramsey and Wallace have been affirmatively determined by the Board to be “independent” directors under the New York Stock Exchange listing standards.

Also effective January 29, 2014, (i) Mr. Collins was appointed to serve as the chairman of the Board’s Nominating & Governance Committee, (ii) Mr. Ramsey was appointed to serve as the chairman of the Board’s Compensation Committee and as a member of the Board’s Audit Committee and the Board’s Nominating & Governance Committee, and (iii) Mr. Wallace was appointed to serve as a member of the Board’s Nominating & Governance Committee.

Messrs. Collins, Ramsey and Wallace have entered into the Company’s standard form of indemnification agreement.  These indemnification agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.  The foregoing description is qualified in its entirety by reference to the full text of the form of indemnification agreement, which is incorporated by reference as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

On January 23, 2014, pursuant to the Master Contribution Agreement, dated January 7, 2014 (the “Contribution Agreement”), Mr. Collins, Wallace Family Partnership, LP, Collins & Wallace Holdings, LLC and Rising Star Energy Development Co., L.L.C. (“Rising Star”) each contributed to the Company certain oil and natural gas assets.  In exchange, (i) Mr. Collins received 9,902,876 shares of the Company’s common stock and approximately $1.6 million in cash, (ii) Wallace Family Partnership, LP received 9,954,626 shares of the Company’s common stock and approximately $0.6 million in cash, (iii) Collins & Wallace Holdings, LLC received 2,166,152 shares of the Company’s common stock, and (iv) Rising Star received 1,793,123 shares of the Company’s common stock and $1.7 million in cash.  Wallace Family Partnership, LP is an entity owned by Mr. Wallace and certain members of Mr. Wallace’s family, and the general partner of Wallace Family Partnership, LP is Michael Wallace Management, LLC, which is controlled by Mr. Wallace.  Collins & Wallace Holdings, LLC is owned equally by Mr. Collins and Wallace Family Partnership, LP, and Mr. Collins is the manager of Collins & Wallace Holdings, LLC.  Mr. Collins owns 4% of the membership interest in Rising Star Energy Holdings, L.P., the sole owner of Rising Star.

Pursuant to joint operating agreements, during the year ended December 31, 2013, the Company charged each of Mr. Collins and Wallace Family Partnership, LP approximately $0.3 million in administrative overhead (commonly referred to as the Council of Petroleum Accountants Society (COPAS) fees) in connection with the operation of certain of their respective oil and natural gas properties, which were contributed by Mr. Collins and Wallace Family Partnership, LP to the Company pursuant to the Contribution Agreement.

The Company is party to a gas purchase agreement, dated March 1, 2009, as amended, with Coronado Midstream, LLC (“Coronado”), an entity that owns a natural gas gathering system and processing plant in the Permian Basin.  Under this agreement, Coronado is obligated to purchase from the Company, and the Company is obligated to sell to Coronado, all of the natural gas conforming to certain quality specifications produced from certain of the Company’s Permian Basin acreage.  Messrs. Collins and Wallace each own approximately 9.8% of the ownership interests in Coronado, and Mr. Collins is the chairman of Coronado’s board of managers.  For the year ended December 31, 2013, the Company received approximately $7.4 million from Coronado pursuant to the gas purchase agreement.

Item 9.01                           Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description
10.1	Indemnification Agreement (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to RSP Permian, Inc.’s Registration Statement on Form S-1, filed on January 2, 2014, File No. 333-192268).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSP PERMIAN, INC.

	By:	/s/ Scott McNeill
Scott McNeill
Chief Financial Officer and Director

Dated: February 4, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1	Indemnification Agreement (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to RSP Permian, Inc.’s Registration Statement on Form S-1, filed on January 2, 2014, File No. 333-192268).